UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 7, 2015

MGT Capital Investments, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32698	13-4148725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Mamaroneck Avenue, Suite 204, Harrison, NY 10528
(Address of principal executive offices, including zip code)

(914) 630-7431
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANANGEMENTS OF CERTAIN OFFICERS

On October 7, 2015, MGT Capital Investments, Inc. (the “Company”) entered into an amended and restated employment agreement with Robert Ladd, its Chief Executive Officer and President, effective October 1, 2015. The agreement amends and restates in its entirety the employment agreement entered into between the Company and Mr. Ladd on November 19, 2012 and amended January 28, 2014.The term of the agreement shall expire on November 30, 2016, subject to automatic renewals of one year. The agreement provides for a base salary of $199,500 per year. Pursuant to the agreement, the Company also granted Mr. Ladd 200,000 shares of unregistered common stock. Mr. Ladd is eligible for bonus compensation and equity awards as may be approved in the discretion of the Compensation Committee and the Board of Directors.  Upon termination of his employment for reasons other than death, disability, or cause or upon resignation for good reason, Mr. Ladd will be entitled to a severance payment equal to the higher of the aggregate amount of his base salary for the then remaining term of the agreement or twelve times the average monthly base salary paid or accrued during the three full calendar months immediately preceding such termination. All unvested stock options shall immediately vest and the exercise period of such options shall be extended to the later of the longest period permitted by the Company’s stock option plans or ten years following the termination date. The agreement also contains non-compete and change of control provisions. The description of the amended and restated employment agreement included herein is incomplete.  The agreement contains various additional terms and conditions which are included Exhibit 10.1 hereto and should be reviewed in its entirety.

ITEM 9.01	Financial Statements and Exhibits

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGT CAPITAL INVESTMENTS, INC.

Date: October 9, 2015	By:	/s/ Robert B. Ladd
Name: Robert B. Ladd
Title: President and Chief Executive Officer